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Exhibit 10.27

October 25, 2002

William H. Seippel
11388 Seneca Knoll Drive
Great Falls, VA 22066

Dear Will:

Please accept this letter as formal confirmation of the offer of employment that I have earlier extended to you. In the sections of this letter that follow, I have outlined the terms of our offer and certain conditions pertaining thereto should you accept this opportunity to join AirGate PCS, Inc.

Position:

Position title - Vice President and Chief Financial Officer

Salary:

Your annual base salary will be $250,000.00 and will be paid to you in 26 bi-weekly installments of approximately $9,615.38. If your employment is terminated during the first year of employment, you will be entitled to an amount equal to your base salary until October 31, 2003 payable bi-weekly as described in the previous sentence.

Your performance will be evaluated during the first six months of your employment and, assuming you have successfully achieved or made satisfactory progress towards the achievement of agreed upon performance objectives and expectations during this period, your annual base salary will be increased to $275,000.00 (bi-weekly equivalent of approximately $10,576.92).

Short-Term Incentive:

You will be a designated participant in the AirGate PCS short-term incentive program -"Development, Performance, and Rewards" (DPR). The Plan Year for this incentive program runs concurrently with AirGate's fiscal year, which begins October 1st of each calendar year and ends on September 30th of the following calendar year.

Your target incentive award opportunity for this plan is 50% of your base salary. The actual amount of the award payment for any Plan Year will be expressed as a percentage of your base salary and will be based on a combination of the company's achievement of specified financial results and your personal achievement of individual goals, objectives and performance expectations. You will begin participation in the DPR program for Plan Year 2003 (October 1, 2002 through September 30, 2003) on the date of your employment. However, for the 2003 Plan Year, you will be guaranteed an annual incentive award payment of 50% of the base earnings paid to you during the Plan Year that shall be paid to you on November 30, 2003, even if the Company terminates your employment prior to October 1, 2003. If you terminate employment with the Company prior to October 1, 2003, you will not be eligible for any bonus for Plan Year 2003.


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An outline of the DPR program will be provided to you and I will further discuss the details of the program and establish individual goals, objectives and performance expectations with you.

Date of Hire:  Thursday October 24, 2002.

Long-Term Incentive Plan (LTIP):

You will be designated as a participant in the AirGate PCS, Inc. Long Term Incentive Plan. Subject to Board approval, you will receive a grant of 70,000 non-qualified stock option shares and an award of 30,000 time based restricted stock shares. Your stock option shares will vest in four equal annual installments with the initial 25% annual installment vesting on the first anniversary of the grant date and each subsequent 25% annual installment vesting on each grant date anniversary thereafter. The time restrictions on your restricted stock award will lapse over a four-year period such that 25% of the shares will be transferred to you on the first anniversary of the award date and the remaining shares will be transferred to you in 25% annual installments on each award date anniversary thereafter.

You will be eligible for continued participation in this plan that will provide you the opportunity to receive future grants and/or awards subject to the approval of the Board of Directors or a designated Committee thereof. It is not currently contemplated that you would receive any additional grants and/or awards during fiscal year 2003.

Temporary Living and Relocation Assistance: You will be provided relocation assistance to include the transportation of your household goods and personal belongings from your current to your new place of residence and assistance in the sale of your house in Great Falls, VA at such point in time that you relocate to Atlanta. You will also be entitled to temporary living arrangements in the Atlanta area. The Temporary Living and Relocation Assistance is more fully outlined in Addendum 1 that is attached hereto.

Severance: If you continue to remain employed with the Company after May 1, 2003 and you and the CEO agree that your employment will continue and you will relocate to Atlanta, you will be entitled to severance payments if you are terminated without cause by the Company in an amount equal to six months of the then current base pay and pro-rated bonus at target. "Cause" means any of the following acts by you, as determined by the CEO or the Board: (A) continued neglect in the performance of duties assigned to you (other than for a reason beyond your control) or repeated unauthorized absences during scheduled work hours; (B) egregious and willful misconduct, including dishonesty, fraud or continued intentional violation of Company policies and procedures which is reasonably determined to be detrimental to the Company or an affiliate; (C) conviction of a felonious crime; or (D) repeated material failure to meet reasonable performance criteria established by the CEO or the Board and communicated to you in writing.

It shall be a condition to a payment of severance that you sign a general release of the Company of all claims you may have against the Company in substantially the form previously executed by other officers of the Company, other than claims arising under your indemnification agreement with the Company. It shall also be a condition to receipt of severance payments that you enter into a non-compete agreement for a period of six months and a non-solicit agreement for a period of one year in substantially the following form:


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Non-compete: Executive covenants and agrees that, during the period beginning on the Separation Date and ending six months thereafter, Executive will not, directly or indirectly (whether as owner, partner, consultant, employee or otherwise) engage in the wireless telecommunications business ("Business") in a senior management capacity anywhere within the Service Area, as it is defined in the Sprint PCS Management Agreement between SprintCom, Inc. and AirGate Wireless, L.L.C., dated July 22, 1998 and the Sprint PCS Management Agreement among WirelessCo, L.P., Sprint Spectrum L.P., SprintCom, Inc. and Illinois PCS, L.L.C., dated January 22, 1999 (the "Territory"); provided that employment by a provider of wireless telecommunications services shall not be a violation of this paragraph so long as 80% or more of the licensed POPs of the provider in the territory in which Executive works or has responsibility are outside the "Territory".

Non-solicit: Due to the Executive's extensive knowledge of the specifics of the Company's business and its customers and clients, Executive agrees that, in consideration of the payments and benefits that he is receiving hereunder, for a period of one year following the Separation Date, he will not, without the prior written consent of the Company, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit or contact any Restricted Customer for the purpose of offering any product or service sold by the Company during the Executive's employment. For purposes of this paragraph, "Restricted Customer" shall mean any person or entity who transacted business with the Company during the year preceding the Separation Date with whom Executive has
(i) had direct contact during his employment, (ii) been a party to marketing or sales strategies with regard to, or (iii) been privy to marketing or sales strategies with regard to such persons or entities.

Executive agrees that in consideration for the payments and benefits he is receiving hereunder, for a period of one year following the Separation Date, he will not, either directly or indirectly, on his own behalf or in the service of or on behalf of others solicit, divert or hire away, or attempt to solicit, divert or hire away any person employed by the Company.

Change of Control Agreement: If you remain employed by the Company on May 1, 2003 and you and the CEO agree your employment will continue and you will relocate to Atlanta, you will be provided with a Change of Control Agreement that will provide you with certain compensation and benefits continuance should there be a change of control of AirGate PCS, Inc., as defined in the Agreement, and your employment is terminated for specified reasons, other than for cause, as a result thereof. A summary of the terms and conditions of this agreement are set forth in Addendum 2 that is attached hereto.

Contingent nature of offer:

This offer and all of its terms are contingent upon the successful completion of a drug screen.

Benefits:

You will be eligible for participation in AirGate PCS's Health and Welfare programs, including medical, dental, vision, life insurance, disability insurance, 401K, stock purchase, and time pool on the first day of the month


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following  30  days of  employment.  Participation  in the  benefit  program  is voluntary. Your costs will depend on the specific plans and level of coverage(s) that you elect. Your benefits package with associated costs will be mailed to your home within 5 days of your effective start date. These documents are time sensitive and will require your immediate attention. Should you not receive your package please contact Dennis Lee at (404) 832-6193. A benefit summary overview has been included for your review.

Other:

This position will be located in Atlanta, GA. Payroll is paid bi-weekly, one week in arrears. You will have the option for Direct Deposit of your payroll.

Your effective system service date will be Thursday October 24, 2002 or such mutually agreed upon date thereafter. All vesting and service requirements for benefit eligibility will be based on this date.

All other provisions and policies adopted by Airgate PCS, Inc. will apply to you according to the effective date indicated by Airgate PCS. For additional policies, procedures and guidelines please refer to the Employee Handbook and Standards of Business Conduct that are included in this package.

This offer of employment is being extended to you based on your representation that as of your effective date of employment with AirGate PCS, Inc., you are not subject to any agreement, including but not limited to, a non-compete agreement, restrictive covenant, or disclosure agreement, with a former employer that would limit your ability to perform your job responsibilities at AirGate PCS, Inc.

The purpose of this letter is to provide guidelines for an employee's terms of employment. This letter is not intended to create or constitute an employment agreement with any candidate. Employment at AirGate PCS, Inc. is at will, and may be terminated by either party for any reason. The at-will status can only be modified by written agreement between the parties.

Again, it gives me great pleasure to offer this opportunity to you and I am excited with the prospect of your joining our team. Should you accept, please sign where indicated and return this letter to Dennis Lee, Vice President Human Resources, in the pre-addressed envelope provided herein.

Sincerely,

/s/Thomas M. Dougherty
_______________________
Thomas W. Dougherty
President and Chief Executive Officer


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                                 Acknowledgement


I have reviewed and agree to the terms and conditions of this offer of employment as outlined above. I acknowledge that my employment with AirGate PCS is at-will and may be terminated by either party for any reason. I further acknowledge that the above guidelines, policies & procedures are subject to change.


      /s/ William H. Seippel                                 10/25/02
     -------------------------                              ----------
        William H. Seippel                                     Date



                    -----------------------------------------
                    Date Verification of Effective Start Date


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                                   Addendum 1


             Temporary Living Arrangement and Relocation Assistance


o Prior to August 1, 2003, we will pay for the expenses that you incur for commuting to and working in your Atlanta office. This will include roundtrip airfare and providing you with reasonably suitable temporary living quarters of up to two bedrooms. Airfare shall be coach with the lowest reasonable airfare available with advance purchase, unless circumstances warrant higher priced fares.
o At such time that it is decided that you and your family will relocate to Atlanta, we will pay for the transportation of your household belongings from your house in Great Falls, VA to your new residence in Atlanta.
o You will be eligible for our home purchase protection program. This program will provide that if your house is not sold within ninety days of your listing it on the market, we will offer to purchase the house from you. We will request an independent appraisal on the property that we will use to determine the price that we will offer you for the purchase of the house.
o Should you incur duplicate mortgage payments during the ninety-day period that your house in Great Falls, VA is listed on the market, we will provide you relief from duplicate mortgage payments by reimbursing you for the monthly mortgage payment on your Atlanta, GA house.


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                                   Addendum II

                        PROPOSED CHANGE OF CONTROL TERMS

I.   Term of Agreement

     a.   3 years, with an "evergreen" provision

II.  Triggering Events

     a. In order to trigger severance benefit, there must be both a COC AND the executive must be terminated or voluntarily terminate for "good reason" following the COC

     b. Approach is designed to give protection where truly needed, rather than create a windfall upon a COC

III. COC is defined in 2002 LTIP as the occurrence of any of the following events:

     a. "Continuing" members of the Board of Directors cease to constitute at least a majority of the Board

     b.   A  person   becomes  a  beneficial   owner  of  35%  or  more  of  the
          then-outstanding shares of the Company (subject to expressly defined limitations)

     c. Consummation of a reorganization, merger, consolidation, share exchange, sale of assets or acquisition of another corporation unless, immediately following the transaction, prior shareholders of the Company continue to own at least 55% of the outstanding shares and voting power of the resulting corporation

     d. Approval by shareholders of a complete liquidation or dissolution of Company

     e. We would propose a carve-out if any of these events occur as a result of the current review of strategic alternatives

IV.  Good Reason defined as:

     a.   Diminution  of  duties/status/position   (i.e.,  demotion,  change  in
          reporting relationship, etc.)

     b.   Change in primary job function

     c.   Reduction in pay/bonus opportunity

     d.   Relocation

     e.   Breach of agreement or failure of acquirer to assume agreement


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V.   Payments/Benefits

     a.   Multiple of base pay and bonus

          i.   Actual annual salary rate prior to COC
          ii.  Annual bonus at target bonus opportunity
          iii. During the first year, two times multiple, less the amounts already paid since employment
          iv.  After first year, one times multiple

     b.   Amounts already earned but not paid

     c. Unpaid salary and accrued and unpaid annual bonus for the year in which termination occurs

     d. Continuation of benefits for period equal to severance multiple (i.e., 2X = 2 years continuation), for such benefits as:

          i.   Medical
          ii.  Dental
          iii. Disability
          iv.  Life

     e.   Outplacement services for up to one year